Exhibit 99.1

ANIXTER INTERNATIONAL INC. REPORTS SECOND QUARTER 2017 RESULTS
Diluted EPS of $1.18 from continuing operations, up 90% versus $0.62 in 2Q16
Adjusted diluted EPS of $1.36 from continuing operations, up 3% versus $1.32 in 2Q16

Second Quarter Highlights

•	Record second quarter sales of $2.0 billion, up 2.3% YOY, reflecting growth in all regions

•	Organic sales increased 2.6%, driven by 15.8% growth in UPS segment

•	Generated strong cash flow of $137.1 million YTD

GLENVIEW, IL, (Business Wire) July 25, 2017 - Anixter International Inc. (NYSE: AXE) today reported sales of $2.0 billion for the quarter ended June 30, 2017, a 2.3% increase compared to the prior year quarter. Organic sales increased 2.6% year-over-year, excluding the impact of the following items:

•	$13.8 million favorable impact from the higher average price of copper

•	$18.2 million unfavorable impact from the fluctuation in foreign currencies

Both the current and prior year quarters had 64 billing days.

All commentary in this release reflects results from continuing operations unless otherwise noted. Please refer to the tables at the end of this release for the reconciliations from our reported results prepared in accordance with U.S. GAAP to the non-GAAP measures.

Net income of $40.1 million includes amortization of intangible assets expense of $9.0 million pre-tax and $6.1 million after-tax. Net income of $20.8 million in the second quarter of 2016 included amortization of intangible assets, as well as a UK pension settlement, Latin America bad debt provision, a restructuring charge, and acquisition and integration costs, which combined had a $33.7 million pre-tax and $23.4 million after-tax impact.
Excluding the impact of the above items, second quarter 2017 adjusted net income of $46.2 million increased 4.3% versus the prior year adjusted net income of $44.2 million.
Diluted earnings per share of $1.18 compares to $0.62, and adjusted diluted earnings per share of $1.36 compares to $1.32, both versus the prior year quarter.
Adjusted EBITDA of $103.2 million, or 5.2% of sales, compares to prior year adjusted EBITDA of $101.8 million, or 5.2% of sales and first quarter 2017 adjusted EBITDA of $89.5 million, or 4.7% of sales.
Strong year-to-date cash flow from operations of $137.1 million was driven by ongoing working capital improvements. Working capital was 18.5% of sales in the second quarter, a 70 basis point improvement from the prior year quarter.
"Second quarter 2017 year-over-year organic sales growth of 2.6% was driven by a strong 15.8% organic growth in our Utility Power Solutions segment. Against a backdrop of slow economic growth and a gradually improving global economy, end market recovery remains uneven, with strength in our growth initiatives, such as global accounts and security, offsetting more challenging industrial markets" commented CEO Bob Eck. "In the current economic and competitive environment, our specialized distribution model, differentiated by our global footprint, supply chain capabilities and technical expertise, position us well for sustainable growth while helping our customers reduce risk, cost and complexity in their supply chains."
Income Statement Detail

Gross margin of 19.8% compares to 20.1% in the prior year quarter and 20.0% in the first quarter of 2017. The change in gross margin versus prior year was primarily due to the growth coming from our lowest gross margin segment. The significant operating leverage achieved in that segment favorably contributes to consolidated operating margin.

Operating expense of $313.0 million, or 15.6% of sales, compares to prior year operating expense of $336.7 million, or 17.2% of sales. Excluding current quarter expense of $9.0 million and second quarter 2016 expense of $33.7 million, as detailed above, second quarter 2017 adjusted operating expense of $304.0 million increased 0.3% versus second quarter 2016 adjusted operating expense of $303.0 million and 0.7% versus first quarter 2017 adjusted operating expense of $301.7 million. Current quarter adjusted operating expense of 15.2% of sales improved from 15.5% of sales in the second quarter of 2016 and 15.9% in the first quarter of 2017, driven by the combination of expense reduction initiatives and leveraging growth in the business.
Operating income of $82.7 million, or 4.1% of sales, compares to $56.7 million, or 2.9% of sales, in the prior year quarter. Excluding operating expense items outlined above, second quarter 2017 adjusted operating income was $91.7 million compared to $90.4 million in the second quarter of 2016. Adjusted operating margin of 4.6% is flat compared to the prior year quarter.
Interest expense of $17.9 million compares to $19.8 million in the prior year quarter, as we decreased debt with the strong cash flow we continue to generate. Foreign exchange and other expense of $1.0 million compares to $0.8 million in the prior year quarter.

Our second quarter 2017 U.S. GAAP effective tax rate ("ETR") was 37.2% versus 42.4% in the second quarter of 2016 and our second quarter 2017 non-GAAP ETR was 36.6% versus 36.7% in the prior year quarter. Our year-to-date 2017 non-GAAP effective tax rate of 36.9% differs from our first quarter effective tax rate of 37.2% primarily due to country mix of earnings.

Segment Update

Network & Security Solutions ("NSS") sales of $1,029.4 million compares to $1,044.7 million in the prior year period. Adjusted for the $7.4 million unfavorable impact from foreign exchange, NSS organic sales decreased 0.8%, reflecting fewer large projects in the current quarter versus the prior year quarter. On a sequential basis, sales increased by 4.5%.

Second quarter NSS security sales of $423.1 million, which represents approximately 41% of segment sales, increased 2.1% from the prior year quarter. Adjusted for the $2.6 million negative currency impact, organic security sales growth was 2.7%.

NSS operating income of $64.9 million is flat compared to the second quarter of 2016 and compares to $61.8 million in the first quarter of 2017. NSS adjusted EBITDA of $69.8 million compares to $75.7 million in the second quarter of 2016 and $66.6 million in the first quarter of 2017. The corresponding adjusted EBITDA margin of 6.8% compares to 7.2% in the second quarter of 2016 and is flat with the first quarter of 2017.

Electrical & Electronic Solutions (“EES”) sales of $561.5 million compares to $555.1 million in the prior year period, an increase of 1.1%. Adjusted for the $9.0 million unfavorable impact from foreign exchange and the $13.6 million favorable impact from higher average copper prices, EES organic sales increased 0.3%, driven by growth with OEM customers and synergistic growth from cross-selling low voltage products to legacy Anixter customers.

EES operating income of $29.6 million compares to $23.9 million in the prior year quarter and $27.9 million in the first quarter of 2017. EES adjusted EBITDA of $32.8 million compares to $32.3 million in the prior year period and $30.4 million in the first quarter of 2017. The corresponding adjusted EBITDA margin of 5.8% in the current quarter is flat compared to both the prior year period and the first quarter of 2017.

Utility Power Solutions (“UPS”) sales of $410.5 million compares to $355.9 million in the prior year period, an increase of 15.3%. Adjusted for the $1.8 million unfavorable impact from foreign exchange and the $0.2 million favorable impact from higher average copper prices, UPS organic sales increased 15.8%.

UPS operating income of $21.3 million compares to $12.0 million in the prior year quarter and $16.2 million in the first quarter of 2017. UPS adjusted EBITDA of $25.9 million increased 34.1% from $19.3 million in the prior year quarter, and increased 23.9% from $20.9 million in the first quarter of 2017. The corresponding adjusted EBITDA margin of 6.3% in the current quarter increased 90 basis points versus 5.4% in the prior year quarter and 80 basis points versus 5.5% in the first quarter of 2017. The performance of both adjusted EBITDA and adjusted EBITDA margin versus prior periods was driven by strong operating profit leverage.

"Our overall sales performance was consistent with our expectations at the beginning of the quarter, as we delivered sales growth at the high end of our projected 1.5 - 3% outlook range. Our NSS segment experienced a decline in sales as we faced challenging comparisons from large projects in the prior year quarter; however, momentum in the business remains strong, evidenced by the 4.5% increase in sales on a sequential basis. Finally, modest growth in our EES segment reflects solid growth trends with OEM customers, partially offset by the persistent challenging industrial end markets," commented Bill Galvin, who was named President and Chief Operating Officer on July 1, 2017.

Cash Flow and Leverage

We generated $137.1 million in cash flow from operations year-to-date through the second quarter of 2017, which compares to $149.6 million in the comparable year-ago period. The decrease is primarily due to higher working capital investment to support growth in the business. We continue to estimate full year 2017 cash flow from operations in the range of $200 - $220 million. In the second quarter of 2017 we invested $20.8 million in capital expenditures, which compares to $16.4 million in the prior year period. For the full year we expect to invest $45 - $50 million in capital expenditures.

"In addition to our focus on our strategic initiatives, including delivering on our synergy goals, we continue to improve our cost structure and working capital efficiency. Our ongoing focus on excellence in execution has resulted in continued strong cash flow from operations, enabling us to further reduce our debt. " commented Ted Dosch, Executive Vice President - Finance and CFO. "Looking at our capital structure, the strong free cash flow we are generating from our repositioned platform, combined with working capital initiatives, enabled us to return our debt-to-capital ratio to our target range of 45-to-50% in the first quarter of 2017, ahead of our second half of 2017 target. We remain on track to return our debt-to-adjusted EBITDA ratio to our target range of 2.5-to-3.0 times by the end of the year."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio improved to 48.8% from 51.6% at the end of 2016

•	Weighted average cost of borrowed capital of 5.1% compares to 4.7% in the prior year quarter

•	$610.8 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Business Outlook

"Year-to-date, organic sales growth of 3.3% reflects solid execution of our growth initiatives and flat to modest share gain across our markets, against the backdrop of a slowly improving economic environment. As we enter the second half of the year, our focus remains on our growth initiatives which include synergistic sales and global accounts. Based on our backlog and pipeline activity, and supported by our customers' optimism and the macro-economic indicators we track, we remain optimistic that end markets will improve in the second half of 2017," commented Bob Eck. "Reflecting our current sales and backlog trends, we expect third quarter 2017 organic sales growth in the 2.0 - 4.0% range. For the full year 2017 we have increased the midpoint of our outlook range by 50 basis points, and now expect full year organic sales growth in the 3.0 - 5.0% range."

Financial Results from Continuing Operations

	Three Months Ended			Six Months Ended
(In millions, except per share amounts)	June 30, 2017	July 1, 2016	Percent Change	June 30, 2017	July 1, 2016	Percent Change
Net Sales	$2,001.4	$1,955.7	2%	$3,897.2	$3,771.9	3%
Operating Income	$82.7	$56.7	46%	$151.7	$117.0	30%
Net Income	$40.1	$20.8	93%	$71.0	$44.0	61%
Diluted Earnings Per Share	$1.18	$0.62	90%	$2.09	$1.32	58%
Diluted Weighted Shares	34.0	33.5	1%	34.0	33.4	2%

nm - not meaningful

Second Quarter Earnings Call Details

We will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:
U.S./Canada toll-free dial-in:    (877) 201-0168
International dial-in:        (647) 788-4901
Conference ID:            4087 6478

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “Second Quarter 2017 Highlights and Operating Review” will be available on the Investor Relations section of our website.

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) nearly 600,000 products and over $1.0 billion in inventory, 3) over 300 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, information security risks, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, the impact and the uncertainty concerning the timing and terms of the withdrawal by the United Kingdom from the European Union, and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on an U.S. GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations, copper prices and the number of billing days, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, pension settlements, etc.) in presenting adjusted operating expense, adjusted operating income, adjusted income taxes and adjusted net income so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. As a result of the recent acquisitions we have also excluded amortization of intangible assets associated with purchase accounting from acquisitions from the adjusted amounts for comparison of the non-GAAP financial measures period over period.

EBITDA is defined as net income from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. Adjusted EBITDA leverage is defined as the percentage change in Adjusted EBITDA divided by the percentage change in net sales. We believe that adjusted operating income, EBITDA, Adjusted EBITDA and Adjusted EBITDA leverage provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business segment performance. Adjusted operating income provides an understanding of the results from the primary operations of our business by excluding the effects of certain items that do not reflect the ordinary earnings of our operations. We use adjusted operating income to evaluate our period-over-period operating performance because we believe this provides a more comparable measure of our continuing business excluding certain items that are not reflective of expected ongoing operations. This measure may be useful to an investor in evaluating the underlying performance of our business. EBITDA provides us with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of foreign exchange and other non-cash stock-based compensation, and certain items that do not reflect the ordinary earnings of our operations and that are also excluded for purposes of calculating adjusted net income, adjusted earnings per share and adjusted operating income. EBITDA and Adjusted EBITDA are used by our management for various purposes including as measures of performance of our operating segments and as a basis for strategic planning and forecasting. Adjusted EBITDA and Adjusted EBITDA leverage may be useful to an investor because this measure is widely used to evaluate a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending on the accounting methods, book value of assets, capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this release. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa M. Gregory, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016

(In millions, except per share amounts)
Net sales	$2,001.4	$1,955.7	$3,897.2	$3,771.9
Cost of goods sold	1,605.7	1,562.3	3,121.8	3,007.7
Gross profit	395.7	393.4	775.4	764.2
Operating expenses	313.0	336.7	623.7	647.2
Operating income	82.7	56.7	151.7	117.0
Other expense:
Interest expense	(17.9)	(19.8)	(36.8)	(39.9)
Other, net	(1.0)	(0.8)	(1.2)	(3.6)
Income from continuing operations before income taxes	63.8	36.1	113.7	73.5
Income tax expense from continuing operations	23.7	15.3	42.7	29.5
Net income from continuing operations	40.1	20.8	71.0	44.0
Loss from discontinued operations before income taxes	—	(0.5)	—	(1.2)
Income tax benefit from discontinued operations	—	(0.2)	—	(0.5)
Net loss from discontinued operations	—	(0.3)	—	(0.7)
Net income	$40.1	$20.5	$71.0	$43.3
Income (loss) per share:
Basic:
Continuing operations	$1.19	$0.62	$2.12	$1.32
Discontinued operations	—	(0.01)	—	(0.02)
Net Income	$1.19	$0.61	$2.12	$1.30
Diluted:
Continuing operations	$1.18	$0.62	$2.09	$1.32
Discontinued operations	—	(0.01)	—	(0.03)
Net Income	$1.18	$0.61	$2.09	$1.29

Weighted-average common shares outstanding:
Basic	33.6	33.4	33.6	33.3
Diluted	34.0	33.5	34.0	33.4

Reportable Segments
Net sales:
Network & Security Solutions	$1,029.4	$1,044.7	$2,014.3	$1,993.8
Electrical & Electronic Solutions	561.5	555.1	1,088.9	1,061.1
Utility Power Solutions	410.5	355.9	794.0	717.0
	$2,001.4	$1,955.7	$3,897.2	$3,771.9
Operating income:
Network & Security Solutions	$64.9	$64.9	$126.7	$123.7
Electrical & Electronic Solutions	29.6	23.9	57.5	46.4
Utility Power Solutions	21.3	12.0	37.5	26.3
Corporate	(33.1)	(44.1)	(70.0)	(79.4)
	$82.7	$56.7	$151.7	$117.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2017	December 30, 2016
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$178.0	$115.1
Accounts receivable, net	1,382.4	1,353.2
Inventories	1,191.2	1,178.3
Other current assets	45.1	41.9
Total current assets	2,796.7	2,688.5
Property and equipment, net	147.7	140.3
Goodwill	771.4	764.6
Intangible assets, net	400.2	415.4
Other assets	87.9	84.8
Total assets	$4,203.9	$4,093.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,094.2	$1,006.0
Accrued expenses	224.2	257.9
Total current liabilities	1,318.4	1,263.9
Long-term debt	1,331.2	1,378.8
Other liabilities	157.9	158.7
Total liabilities	2,807.5	2,801.4
Total stockholders' equity	1,396.4	1,292.2
Total liabilities and stockholders' equity	$4,203.9	$4,093.6

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
	June 30, 2017	July 1, 2016
(In millions)

Operating activities:
Net income	$71.0	$43.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	14.1	14.0
Amortization of intangible assets	18.0	19.2
Stock-based compensation	8.9	8.4
Deferred income taxes	0.8	1.4
Accretion of debt discount	1.1	1.1
Amortization of deferred financing costs	1.1	1.0
Pension plan contributions	(8.5)	(10.5)
Pension plan expenses	5.1	15.2
Changes in current assets and liabilities, net	26.7	62.4
Other, net	(1.2)	(5.9)
Net cash provided by operating activities	137.1	149.6
Investing activities:
Capital expenditures, net	(20.8)	(16.4)
Other, net	—	(4.7)
Net cash used in investing activities	(20.8)	(21.1)
Financing activities:
Proceeds from borrowings	895.7	376.7
Repayments of borrowings	(909.5)	(496.7)
Repayments of Canadian term loan	(38.7)	(23.1)
Proceeds from stock options exercised	2.6	—
Other, net	(0.2)	(0.6)
Net cash used in financing activities	(50.1)	(143.7)
Increase (decrease) in cash and cash equivalents	66.2	(15.2)
Effect of exchange rate changes on cash balances	(3.3)	(2.9)
Cash and cash equivalents at beginning of period	115.1	151.3
Cash and cash equivalents at end of period	$178.0	$133.2

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

Second Quarter 2017 Sales Growth Trends
	Q2 2017				Q2 2016
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Organic Growth/ (Decline)
Network & Security Solutions
North America	$817.1	$3.6	$—	$820.7	$838.7	(2.2)%
EMEA	86.5	2.9	—	89.4	85.8	4.1%
Emerging Markets	125.8	0.9	—	126.7	120.2	5.5%
NSS	$1,029.4	$7.4	$—	$1,036.8	$1,044.7	(0.8)%

Electrical & Electronic Solutions
North America	$441.6	$2.9	$(10.4)	$434.1	$454.7	(4.5)%
EMEA	63.8	5.5	(2.6)	66.7	59.2	12.6%
Emerging Markets	56.1	0.6	(0.6)	56.1	41.2	36.5%
EES	$561.5	$9.0	$(13.6)	$556.9	$555.1	0.3%

Utility Power Solutions
North America	$410.5	$1.8	$(0.2)	$412.1	$355.9	15.8%
UPS	$410.5	$1.8	$(0.2)	$412.1	$355.9	15.8%

Total	$2,001.4	$18.2	$(13.8)	$2,005.8	$1,955.7	2.6%

Geographic Sales
North America	$1,669.2	$8.3	$(10.6)	$1,666.9	$1,649.3	1.1%
EMEA	150.3	8.4	(2.6)	156.1	145.0	7.6%
Emerging Markets	181.9	1.5	(0.6)	182.8	161.4	13.4%
Total	$2,001.4	$18.2	$(13.8)	$2,005.8	$1,955.7	2.6%

Note: There were 64 billing days in the second quarter of 2017 and 2016. Adjustment for billing days unnecessary.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

June Year-to-Date 2017 Sales Growth Trends
	YTD 2017				YTD 2016
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Organic Growth/ (Decline)	Adjusted 2016 for Extra Day	Adjusted Per Day Organic Growth/(Decline)
Network & Security Solutions
North America	$1,585.1	$1.2	$—	$1,586.3	$1,586.7	—%	$1,574.4	0.8%
EMEA	179.4	7.0	—	186.4	167.2	11.5%	165.9	12.4%
Emerging Markets	249.8	3.1	—	252.9	239.9	5.4%	238.0	6.3%
NSS	$2,014.3	$11.3	$—	$2,025.6	$1,993.8	1.6%	$1,978.3	2.4%

Electrical & Electronic Solutions
North America	$857.8	$1.2	$(21.7)	$837.3	$859.5	(2.6)%	$852.8	(1.8)%
EMEA	126.3	11.9	(5.2)	133.0	116.9	13.7%	116.0	14.6%
Emerging Markets	104.8	1.6	(1.4)	105.0	84.7	24.1%	84.0	25.1%
EES	$1,088.9	$14.7	$(28.3)	$1,075.3	$1,061.1	1.3%	$1,052.8	2.1%

Utility Power Solutions
North America	$794.0	$0.5	$(0.4)	$794.1	$717.0	10.7%	$711.4	11.6%
UPS	$794.0	$0.5	$(0.4)	$794.1	$717.0	10.7%	$711.4	11.6%

Total	$3,897.2	$26.5	$(28.7)	$3,895.0	$3,771.9	3.3%	$3,742.5	4.1%

Geographic Sales
North America	$3,236.9	$2.9	$(22.1)	$3,217.7	$3,163.2	1.7%	$3,138.6	2.5%
EMEA	305.7	18.9	(5.2)	319.4	284.1	12.4%	281.9	13.3%
Emerging Markets	354.6	4.7	(1.4)	357.9	324.6	10.3%	322.0	11.2%
Total	$3,897.2	$26.5	$(28.7)	$3,895.0	$3,771.9	3.3%	$3,742.5	4.1%

Note: There were 128 billing days June YTD in 2017 compared to 129 billing days June YTD in 2016.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

(In millions, except per share amounts)	Positive (Negative) impact
	Three Months Ended		Six Months Ended
	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016

Continuing operations
Items impacting comparability of results:
Items impacting operating expense and operating income:
Amortization of intangible assets	$(9.0)	$(9.5)	$(18.0)	$(19.2)
UK pension settlement	—	(9.6)	—	(9.6)
Restructuring charge	—	(5.6)	—	(5.6)
Acquisition and integration costs	—	(1.4)	—	(3.6)
Latin America bad debt provision	—	(7.6)	—	(7.6)
Total of items impacting operating expense and operating income	$(9.0)	$(33.7)	$(18.0)	$(45.6)
Total of items impacting pre-tax income	$(9.0)	$(33.7)	$(18.0)	$(45.6)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$2.9	$10.3	$5.8	$14.8
Total of items impacting income taxes	$2.9	$10.3	$5.8	$14.8
Net income impact of these items	$(6.1)	$(23.4)	$(12.2)	$(30.8)
Diluted EPS impact of these items	$(0.18)	$(0.70)	$(0.36)	$(0.92)

U.S. GAAP to Non-GAAP Net Income and EPS Reconciliation for continuing operations:
Net income from continuing operations – U.S. GAAP	$40.1	$20.8	$71.0	$44.0
Items impacting net income from continuing operations	6.1	23.4	12.2	30.8
Net income from continuing operations – Non-GAAP	$46.2	$44.2	$83.2	$74.8

Diluted EPS – U.S. GAAP	$1.18	$0.62	$2.09	$1.32
Diluted EPS impact of these items	0.18	0.70	0.36	0.92
Diluted EPS – Non-GAAP	$1.36	$1.32	$2.45	$2.24

Items Impacting Comparability of Operating Income by Segment	Three Months Ended June 30, 2017
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$64.9	$29.6	$21.3	$(33.1)	$82.7
Operating margin - U.S. GAAP	6.3%	5.3%	5.2%	nm	4.1%

Total of items impacting operating income	$3.6	$2.1	$3.2	$0.1	$9.0

Adjusted operating income - Non-GAAP	$68.5	$31.7	$24.5	$(33.0)	$91.7
Adjusted operating margin - Non-GAAP	6.7%	5.7%	6.0%	nm	4.6%

Items Impacting Comparability of Operating Income by Segment	Six Months Ended June 30, 2017
	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$126.7	$57.5	$37.5	$(70.0)	$151.7
Operating margin - U.S. GAAP	6.3%	5.3%	4.7%	nm	3.9%

Total of items impacting operating income	$7.2	$3.7	$6.7	$0.4	$18.0

Adjusted operating income - Non-GAAP	$133.9	$61.2	$44.2	$(69.6)	$169.7
Adjusted operating margin - Non-GAAP	6.6%	5.6%	5.6%	nm	4.4%
nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended July 1, 2016
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$64.9	$23.9	$12.0	$(44.1)	$56.7
Operating margin - U.S. GAAP	6.2%	4.3%	3.4%	nm	2.9%

Total of items impacting operating income	$9.4	$7.1	$6.1	$11.1	$33.7

Adjusted operating income - Non-GAAP	$74.3	$31.0	$18.1	$(33.0)	$90.4
Adjusted operating margin - Non-GAAP	7.1%	5.6%	5.1%	nm	4.6%

Items Impacting Comparability of Operating Income by Segment	Six Months Ended July 1, 2016
	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$123.7	$46.4	$26.3	$(79.4)	$117.0
Operating margin - U.S. GAAP	6.2%	4.4%	3.7%	nm	3.1%

Total of items impacting operating income	$13.0	$9.3	$10.3	$13.0	$45.6

Adjusted operating income - Non-GAAP	$136.7	$55.7	$36.6	$(66.4)	$162.6
Adjusted operating margin - Non-GAAP	6.9%	5.2%	5.1%	nm	4.3%
nm - not meaningful

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

2017 and 2016 Effective Tax Rate – U.S. GAAP and Non-GAAP
	Three Months Ended		Six Months Ended
(In millions)	June 30, 2017	July 1, 2016	June 30, 2017	July 1, 2016
Income from continuing operations before taxes – U.S. GAAP	$63.8	$36.1	$113.7	$73.5
Income tax expense – U.S. GAAP	$23.7	$15.3	$42.7	$29.5
Effective income tax rate	37.2%	42.4%	37.6%	40.1%

Total of items impacting pre-tax income above	$9.0	$33.7	$18.0	$45.6
Total of items impacting income taxes above	$2.9	$10.3	$5.8	$14.8

Income from continuing operations before income taxes – Non-GAAP	$72.8	$69.8	$131.7	$119.1
Income tax expense – Non-GAAP	$26.6	$25.6	$48.5	$44.3
Adjusted effective income tax rate	36.6%	36.7%	36.9%	37.2%

2017 EBITDA by Segment
	Three Months Ended June 30, 2017
(In millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$64.9	$29.6	$21.3	$(75.7)	$40.1
Interest expense	—	—	—	17.9	17.9
Income taxes	—	—	—	23.7	23.7
Depreciation	0.7	0.6	1.0	4.8	7.1
Amortization of intangible assets	3.6	2.1	3.3	—	9.0
EBITDA	$69.2	$32.3	$25.6	$(29.3)	$97.8
EBITDA leverage	nm	17.7x	3.5x	nm	15.0x
EBITDA as a % of sales	6.7%	5.8%	6.2%	nm	4.9%

Foreign exchange and other non-operating expense	$—	$—	$—	$1.0	$1.0
Stock-based compensation	0.6	0.5	0.4	2.9	4.4
Restructuring charge	—	—	(0.1)	0.1	—
Adjusted EBITDA	$69.8	$32.8	$25.9	$(25.3)	$103.2
Adjusted EBITDA leverage	nm	1.2x	2.2x	nm	0.6x
Adjusted EBITDA as a % of sales	6.8%	5.8%	6.3%	nm	5.2%

	Six Months Ended June 30, 2017
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$126.7	$57.5	$37.5	$(150.7)	$71.0
Interest expense	—	—	—	36.8	36.8
Income taxes	—	—	—	42.7	42.7
Depreciation	1.5	1.2	2.0	9.4	14.1
Amortization of intangible assets	7.2	4.2	6.6	—	18.0
EBITDA	$135.4	$62.9	$46.1	$(61.8)	$182.6
EBITDA leverage	2.1x	7.9x	2.5x	nm	7.4x
EBITDA as a % of sales	6.7%	5.8%	5.8%	nm	4.7%

Foreign exchange and other non-operating expense	$—	$—	$—	$1.2	$1.2
Stock-based compensation	1.0	0.8	0.6	6.5	8.9
Restructuring charge	—	(0.5)	0.1	0.4	—
Adjusted EBITDA	$136.4	$63.2	$46.8	$(53.7)	$192.7
Adjusted EBITDA leverage	-2.2x	3.6x	1.8x	nm	1.2x
Adjusted EBITDA as a % of sales	6.8%	5.8%	5.9%	nm	4.9%

nm - not meaningful

2016 EBITDA by Segment
	Three Months Ended July 1, 2016
(In millions)	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$64.9	$23.9	$12.0	$(80.0)	$20.8
Interest expense	—	—	—	19.8	19.8
Income taxes	—	—	—	15.3	15.3
Depreciation	0.8	1.0	0.7	4.5	7.0
Amortization of intangible assets	3.6	2.0	3.9	—	9.5
EBITDA	$69.3	$26.9	$16.6	$(40.4)	$72.4
EBITDA leverage	-0.8x	-1.0x	0.3x	nm	nm
EBITDA as a % of sales	6.6%	4.8%	4.7%	nm	3.7%

Foreign exchange and other non-operating expense	$—	$—	$—	$0.8	$0.8
Stock-based compensation	0.6	0.3	0.5	3.0	4.4
UK pension settlement	—	—	—	9.6	9.6
Restructuring charge	1.9	1.4	2.2	0.1	5.6
Latin America bad debt provision	3.9	3.7	—	—	7.6
Acquisition and integration costs	—	—	—	1.4	1.4
Adjusted EBITDA	$75.7	$32.3	$19.3	$(25.5)	$101.8
Adjusted EBITDA leverage	-0.2x	-0.6x	0.4x	nm	0.3x
Adjusted EBITDA as a % of sales	7.2%	5.8%	5.4%	nm	5.2%

	Six Months Ended July 1, 2016
	NSS	EES	UPS	Corporate	Total
Net income from continuing operations	$123.7	$46.4	$26.3	$(152.4)	$44.0
Interest expense	—	—	—	39.9	39.9
Income taxes	—	—	—	29.5	29.5
Depreciation	1.7	1.5	2.1	8.7	14.0
Amortization of intangible assets	7.2	4.2	7.8	—	19.2
EBITDA	$132.6	$52.1	$36.2	$(74.3)	$146.6
EBITDA leverage	0.3x	-1.5x	0.4x	nm	0.2x
EBITDA as a % of sales	6.7%	4.9%	5.0%	nm	3.9%

Foreign exchange and other non-operating expense	$—	$—	$—	$3.6	$3.6
Stock-based compensation	1.1	0.5	0.7	6.2	8.5
UK pension settlement	—	—	—	9.6	9.6
Restructuring charge	1.9	1.4	2.2	0.1	5.6
Latin America bad debt provision	3.9	3.7	—	—	7.6
Acquisition and integration costs	—	—	0.3	3.3	3.6
Adjusted EBITDA	$139.5	$57.7	$39.4	$(51.5)	$185.1
Adjusted EBITDA leverage	0.7x	-1.2x	0.4x	nm	0.4x
Adjusted EBITDA as a % of sales	7.0%	5.4%	5.5%	nm	4.9%

nm - not meaningful